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                                                                       Exhibit 5

                                                           [LOGO]

The Directors
Vodafone Group Public Limited Company
The Courtyard
2-4 London Road
Newbury
Berkshire RG14 1JX
England

SRS/SEC/A1/1539                                                    22 April 1999

Dear Sirs,

       REGISTRATION STATEMENT ON FORM F-4 (THE "REGISTRATION STATEMENT")
                    OF VODAFONE GROUP PUBLIC LIMITED COMPANY

1. This opinion is given in connection with the proposed registration under the United States Securities Act of 1933, as amended, of 3,075,586,520 Ordinary Shares of 5p each or, if the ordinary share capital is redenominated as contemplated by the Merger Agreement referred to herein (the "Redenomination"), 3,075,586,520 Ordinary Shares of nominal value US$0.10 each (the "Ordinary Shares"), of Vodafone Group Public Limited Company, an English public limited company (the "Company") (proposed to be renamed "Vodafone AirTouch Public Limited Company"), to be issued in connection with the Agreement and Plan of Merger dated as of 15 January 1999, (the "Merger Agreement"), among the Company, AirTouch Communications Inc., a Delaware corporation ("AirTouch"), and Apollo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Apollo Merger Sub") providing for the merger (the "Merger") of Apollo Merger Sub with and into AirTouch.

2. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3. I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

4.  In rendering this opinion I have assumed that:

    4.1 The extraordinary general meeting of Vodafone shareholders to be held in connection with the Merger (the "Extraordinary General Meeting") will be duly convened and that the resolutions to effect the Redenomination, to increase the authorised ordinary share capital of the Company and to authorise the allotment of the Ordinary Shares pursuant to the Merger proposed at such meeting will be passed in the form of such resolutions contained in the notice of the Extraordinary General Meeting and, once passed, none of the relevant resolutions will be subsequently amended or revoked prior to the allotment and issuance of such Ordinary Shares; and

    4.2 Following the passing of the relevant resolutions at the Extraordinary General Meeting on the basis described above, a meeting of the board of directors or of a duly authorised and constituted committee of the board of directors of the Company will be duly convened and shall duly resolve to allot and issue the Ordinary Shares and such resolution(s) shall not be subsequently amended or revoked prior to the allotment and issuance of such Ordinary Shares.
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5.  On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as I consider relevant, I am of the opinion that the Ordinary Shares to be issued by the Company pursuant to and in accordance with the merger will, when so issued, be legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours sincerely,
VODAFONE GROUP PLC

/s/ Stephen Scott
S R SCOTT Solicitor
Company Secretary